Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), dated as of October 2, 2015 (the "Effective Date") is entered into by and among General Indemnity Group, LLC, a Delaware limited liability company (the "Company") and Michael Scholl ("Executive").

For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

ARTICLE I
EMPLOYMENT, POSITION, DUTIES, AUTHORITY AND TERM

1.01 Employment.  The Company agrees to, and does hereby, continue to employ Executive, and Executive agrees to, and does hereby accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement.

1.02 Position, Duties and Authority.  During the Term, Executive shall serve as President of the Company and shall report directly to the Chief Executive Officer(s) of Boston Omaha Corporation, the Company's Managing Member (the "Managing Member") and shall have such customary responsibilities, duties, power and authority (consistent with Executive's position as President of the Company and reasonably related to the Company's business) as shall be determined from time to time by the Managing Member.  Executive shall serve the Company faithfully and to the best of Executive's ability, and shall devote Executive's full business time, attention, skill and efforts to the business and affairs of the Company.  Notwithstanding the foregoing and subject to that certain Agreement Regarding Assignment of Inventions, Confidentiality, Non-Competition and Non-Solicitation by and between Executive and the Company and attached hereto as Exhibit A (the "Employee NDA"), Executive may engage in other personal, charitable, and similar types of activities to the extent that such activities do not materially inhibit or prohibit the performance of Executive's duties hereunder or materially inhibit or conflict with the business of the Company.

1.03 Restrictions on Authority.  Notwithstanding the foregoing and Executive's position as President of the Company, Executive shall not execute any agreement or document, or make any commitment or take any action that in any way binds the Company, the Managing Member or any subsidiary or affiliate of the Managing Member to any insurance risk or related liability, whether contingent or absolute and in any capacity, without the prior written consent of the Managing Member.

1.04 Term of Employment.  Subject to earlier termination pursuant to Article III, Executive's employment pursuant to this Agreement shall commence as soon after the date hereof as reasonably practicable, but no later than October 19, 2015 (such date, the "Start Date"), and shall continue until the date that is two (2) years from the Start Date (the "Term").

ARTICLE II
COMPENSATION, BENEFITS AND EXPENSES

2.01 Compensation and Benefits.  For all services rendered by Executive in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of the Company, or any subsidiary or  affiliate, Executive shall be compensated by the Company as follows (subject, in each case, to the provisions of Article III below):

(A) Base Salary.   Executive will receive a base salary at the rate of $20,833.33 per calendar month ($250,000 per annum), payable in accordance with the Company's payroll payment policy as in effect from time to time (the "Base Salary").  Executive may be entitled to an increase in Base Salary from time to time as determined by the Managing Member.

(B) Annual Bonus.  During the Term, Executive shall be eligible to receive an annual cash incentive bonus, in an amount equal to twelve and one-half percent (12.5%) of the difference, if any, between (x) the pre-tax earnings of the Company for the applicable calendar year (determined in accordance with U.S. generally accepted accounting principles) minus (y) an amount equal to ten percent (10%) of the Company's average total equity for such calendar year, as calculated on a quarterly basis, and as determined by the Managing Member in its sole discretion (the "Annual Bonus").  The Annual Bonus shall be payable with respect to each calendar year in accordance with the Company's existing bonus payment policy, and shall be pro-rated for any partial year in the Term.

(C) Long Term Bonus.  During the Term, Executive shall be eligible to receive a long-term cash bonus, the receipt of which is subject to vesting (the "Long Term Bonus") as described below.

(i) Calculation of Long Term Bonus.  The Long Term Bonus, if any, earned by Executive with respect to any particular calendar year shall be equal to ten percent (10%) of the Adjusted Annual Book Value Growth.

(ii) Vesting of Long Term Bonus.  Subject to the requirements of Sections 3.01 and 3.02 below, the Long Term Bonus earned by Executive for any given calendar year shall vest in three (3) equal installments.  The first such installment shall vest and become payable at the end of the calendar year following the year in which such Long Term Bonus was earned, the second such installment shall vest and become payable at the end of the second calendar year following the year in which such Long Term Bonus was earned, and the third such installment shall vest and become payable at the end of the third calendar year following the year in which such Long Term Bonus was earned.

(iii) Definition of Adjusted Annual Book Value Growth.  For the purposes of this Agreement, "Adjusted Annual Book Value Growth" with respect to any particular calendar year shall mean an amount equal to the Book Value Multiplier multiplied by the difference between (x) the annual increase in the book value of the Company as a result of retained earnings from operations before dividends, minus (y) any Annual Bonus paid to Executive with respect to such calendar year.  The Adjusted Annual Book Value Growth shall be calculated by the Managing Member, in its sole discretion.

(iv) Definition of Book Value Multiplier.  For the purposes of this Agreement, the "Book Value Multiplier" with respect to any particular calendar year shall mean a number equal to one (1.0) plus the product of (x) the difference between (a) the Company's annual pre-tax earnings as a percentage of total equity of the Company (as calculated by the Managing Member in its sole discretion), minus (b) five percent (5%), multiplied by (y) two (2); provided that in no event shall the Book Value Multiplier be less than 1.0 or greater than 1.5.  For the purposes of illustration only, if the Company's annual pre-tax earnings as a percentage of total equity of the Company for a calendar year was any of the figures below, the Book Value Multiplier for such year would be as follows:

8% pre-tax earnings as % of total equity = 1.06 Book Value Multiplier (1+((.08 - .05)*2))
18% pre-tax earnings as % of total equity = 1.26 Book Value Multiplier (1+((.18 - .05)*2))
28% pre-tax earnings as % of total equity = 1.46 Book Value Multiplier (1+((.28 - .05)*2))

(D) General Benefits.    During the Term, Executive, and to the extent permitted thereby, Executive's spouse and dependents, shall be entitled to participate in all of the Company's employee benefit plans and programs (including without limitation, any medical, dental, disability and group life insurance, but excluding any severance or equity incentive plans, if any) as the Company generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs.  The Company shall have no obligation to maintain any employee benefit plans or programs other than medical and dental insurance.  The Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its sole discretion.  As a newly organized entity, the Company does not as of the date of this Agreement offer health insurance coverage or other employment benefits, but the Company anticipates offering health, dental and 401(k) plans as soon as practicable following the date hereof.

(E) Vacation, Sick, Personal and Religious Observance Days.  During the Term, Executive shall be entitled to paid vacation, sick and personal days in accordance with the Company's policies with respect to such vacation, sick and personal days in effect from time to time.

2.02 Expenses.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses Executive incurred during the Term in connection with the performance of Executive's duties under this Agreement, according to the Company's expense and reimbursement policies in effect from time to time.

2.03 Withholding and Deduction.  All payments to Executive pursuant to this Agreement are subject to applicable withholding and deduction requirements.

ARTICLE III
TERMINATION

3.01 Events of Termination.  This Agreement and Executive's employment hereunder shall terminate upon the occurrence of any one or more of the following events:
(A) Death. In the event of Executive's death, this Agreement and Executive's employment hereunder shall automatically terminate effective as of the date and time of death.
(B) Disability. To the extent permitted by law, in the event of Executive's medically determined physical or mental disability as a result of which Executive is unable to perform Executive's material duties under this Agreement for a period of at least one hundred twenty (120) consecutive days in any twelve (12)-month period or one hundred fifty (150) non-consecutive days in any twelve (12)-month period, and which cannot be reasonably accommodated by the Company without undue hardship ("Disability"), the Company may terminate this Agreement and Executive's employment hereunder upon at least thirty (30) days' prior written notice to Executive.
(C) Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and Executive's employment hereunder for Cause (as defined herein) upon giving notice of termination to Executive (following the expiration of the applicable cure period, if any) which notice specifies that the Company deems such termination to be for "Cause" hereunder and specifies in reasonable detail the grounds for such "Cause."  Executive's employment shall terminate on the date on which such notice shall be given.  For purposes hereof, "Cause" shall mean (a) Executive's indictment for, guilty or nolo contendere plea to, or confession of guilt of, a felony or act involving moral turpitude or fraud; (b) Executive's willful breach of this Agreement or the Employee NDA (including, without limitation, breach of Section 1.03); (c) Executive's material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations; (d) Executive's failure to perform his assigned duties for the Company or willful and continued breach of the Company's written policies and failure to remedy such nonperformance or beach within ten (10) days following written notice from the Managing Member to Executive notifying him of such failure or breach; or (e) Executive's theft, fraud, embezzlement, dishonesty, criminal or other conduct which is or is likely to be injurious to the business or reputation of the Company or any subsidiary of the Company.
(D) Without Cause by the Company.  The Company may, at its option, at any time terminate Executive's employment for no reason or for any reason whatsoever (other than for Cause or due to death or Disability), provided that in such event the Company shall be obligated to pay Executive the Earned Vested and Unvested Long Term Bonus Payments (as defined below) and the Company shall be obligated to pay Executive the Severance Payments.
(E) Termination By Executive.  Executive may terminate this Agreement and Executive's employment hereunder at any time with at least two (2) weeks' notice to the Company.
(F) Mutual Agreement.  This Agreement and Executive's employment hereunder may be terminated at any time by the mutual agreement of the Company and Executive.
(G) Expiration of Term.  This Agreement and Executive's employment hereunder shall automatically terminate upon the expiration of the Term, provided that in such event the Company shall be obligated to pay Executive the Earned Vested and Unvested Long Term Bonus Payments (as defined below).
(H) Definitions.

(i) "Earned Vested and Unvested Long Term Bonus Payments" means all unvested and/or unpaid installments of any Long Term Bonus earned by Executive pursuant to Section 2.01(C). These payments will be made in accordance with the same vesting schedule set forth in Section 2.01(C)(ii), unless otherwise paid in advance by the Company in its sole discretion.

(ii) "Severance Payments" means an amount equal to the amount of Base Salary otherwise payable for a period of three (3) months following the effective date of such termination, payable over three (3) months in accordance with the Company's customary payroll practices.

(I)   Execution of Release.   The payment of Earned Vested and Unvested Long Term Bonus Payments and/or Severance Payments shall be conditioned upon the Company's receipt of a Release from Executive in form and substance reasonably acceptable to the Company.

3.02 The Company's Obligations Upon Termination.

(A) Death, Disability, or Termination without Cause.  If, during the Term, this Agreement and Executive's employment hereunder shall terminate as a result of Executive's death, Disability, or termination by the Company without Cause, the Company's sole obligation to Executive (or his estate) under this Agreement shall be for the Company to (i) pay to Executive's estate the amount of any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, (ii) reimburse Executive (or his estate) for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02, (iii) if Executive's employment is terminated without Cause by the Company, pay to Executive the amount of Earned Vested and Unvested Long Term Bonus Payments, and (iv) if Executive's employment is terminated without Cause by the Company, pay to Executive the Severance Payments.
(B) For Cause; Termination by Executive; Mutual Agreement.  If, during the Term, the Company shall terminate this Agreement and Executive's employment hereunder for Cause, or Executive shall terminate this Agreement and Executive's employment hereunder or the parties agree to terminate this Agreement and Executive's employment hereunder by mutual agreement, the Company's sole obligation to Executive under this Agreement shall be for the Company to (i) pay to Executive the amount of any Base Salary earned, but not yet paid to Executive, prior to the date of such termination, and (ii) reimburse Executive for any expenses incurred by Executive through the date of termination, in accordance with Section 2.02.
(D) Expiration of Term.  Upon the expiration of the Term, the Company's sole obligation to Executive under this Agreement shall be for the Company to (i) pay to Executive the amount of any Base Salary earned but not yet paid to Executive, prior to the date of such expiration, (ii) reimburse Executive for any expenses incurred by Executive through the date of expiration, in accordance with Section 2.02, and (iii), pay to Executive the amount of Earned Vested and Unvested Long Term Bonus Payments.
(E) Vested Benefits.  In addition to the payments and benefits set forth in this Section 3.02, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those relating to any severance or equity incentive plan) on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.
3.03. Executive's Obligations Upon Termination. Upon any termination, the Executive agrees that he will be bound by the Employee NDA, and that he will inform all third parties, including but not limited to, future employers, consulting or other clients of Executive, of these agreements.  The Executive acknowledges that the restrictions contained in the Employee NDA are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by Executive of any provision contained in the Employee NDA will result in immediate irreparable injury to the Company for which a remedy at law would be inadequate.  Executive further acknowledges that any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.
3.04 Release.  Any payments to be made or benefits to be provided by the Company or any affiliate thereof pursuant to this Article III or any other provision hereof which requires receipt of a release from Executive, shall be subject to the Company's receipt from Executive of an effective general release and agreement not to sue, in a written form satisfactory to the Company (the "Release").  Notwithstanding the due date of any payment hereunder requiring a Release, the Company shall not be obligated to make any such payment until after the expiration of any revocation period applicable to the Release.

3.05 Survival.  This Article III and Article IV shall survive any expiration or termination of this Agreement.
ARTICLE IV
MISCELLANEOUS

4.01 Benefit of Agreement and Assignment.  This Agreement shall inure to the benefit of the Company, any subsidiary of the Company, and each of their respective successors and assigns (including, without limitation, any purchaser of all or substantially all of the assets of either of the foregoing) and shall be binding upon such parties and their respective successors and assigns.  This Agreement shall also inure to the benefit of and be binding upon Executive and Executive's heirs, administrators, executors and assigns.  Executive may not assign or delegate Executive's duties under this Agreement without the prior written consent of the Company.  Nothing in this Agreement shall preclude the Company and/or any subsidiary of the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of such party hereunder.  Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term "Company" as used herein shall be deemed to be modified as necessary to reflect that such other person or entity shall have assumed the benefits and obligations of such party hereunder and this Agreement shall continue in full force and effect unless otherwise terminated pursuant to the terms hereof.

4.02               Notices.  Any notice required shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail ( return receipt requested) or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company or Executive, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 4.02 in the case of the Company to General Indemnity Group, LLC, c/o Boston Omaha Corporation, 292 Newbury Street, Suite 333, Boston, MA 02115, with a copy to Gennari Aronson, LLP, 300 First Avenue, Suite 102, Needham, Massachusetts 02494, Attention Neil Aronson, Esq. and in the case of Executive to Michael Scholl, 39 Standish Road, Wellesley, MA 02481.

4.03 Entire Agreement.  This Agreement, including the schedules and exhibits hereto, together with the Employee NDA, contain the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the Term and activities following termination of this Agreement and supersede any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement and the NDA.  This Agreement may not be changed or modified except by an instrument in writing, signed by the Company and Executive.

4.04 No Waiver.  The waiver by the other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

4.06 Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

4.07 Governing Law; Jurisdiction.   This Agreement, the performance of this Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict or choice of law provisions and principles thereof.

4.08 Resolution of Disputes.  In the event of any dispute, controversy or claim arising out of relating to this Agreement, or concerning the respective rights or obligations of the parties, the parties agree to try in good faith to settle the dispute, controversy or claim for a period of at least ten (10) days from receiving written notice of the nature of the dispute.  Within ten (10) days after such written notice is received, or by mutual agreement, one or more representatives of each of the parties shall meet at the Company offices to attempt to amicably resolve the dispute.  In the event that any such dispute, controversy or claim is not resolved in such time, the parties agree to submit the matter to arbitration administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules.  The arbitration shall take place before a single arbitrator in Boston, Massachusetts, and in no other place.  The decision of the arbitrator in the matter shall be final and binding upon other parties and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties agree that the arbitrator may award (i) compensatory damages and reasonable attorneys' fees and expenses to the prevailing party in such arbitration, but shall have no authority to award punitive, consequential, indirect, incidental or special damages, and (ii) any equitable remedy including specific performance or injunctive relief, that the arbitrator deems appropriate.  Except as required by law, the parties and an arbitrator shall keep the existence, content and results of any arbitration hereunder strictly confidential and shall not disclose such existence, content or results with the prior written consent of all parties involved.  The arbitration provision contained in this Section does not prevent any party from seeking injunctive relief from a court in order to preserve the status quo or from bringing suit in a court to enforce any arbitration award or from bringing appropriate court action to enforce existing non-competition or non-solicitation agreements.  To the extent such remedies are sought, any and all proceedings arising out of this agreement shall be brought in the State or Federal Courts of Massachusetts located in Boston, Massachusetts, and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such proceeding.

4.09 Validity; Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.11 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4.10 Independent Advice.   Executive acknowledges and agrees that in connection with the preparation, negotiation and execution of each of this Agreement, the Employee NDA and any other related agreements (the "Employment Arrangements"):  (i) that Gennari Aronson, LLP ("GALLP") has served, and continues to serve, as counsel to the Company in connection with the Employment Arrangements, (ii) that GALLP has not, and does not serve as counsel to Executive in connection with the Employment Arrangements, (iii) that GALLP has not counseled or advised the Executive in connection with the Employment Arrangements, (iv) that the Executive is not relying on any accounting, tax or legal advice of

GALLP in connection with the Employment Arrangement, (v) that the Executive has been advised to obtain separate and independent accounting, tax and legal advice of the Executive's own choosing prior to entering into the Employment Arrangements, and (vi) that GALLP is an intended third party beneficiary of this paragraph.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Employment Agreement as of the date first written above.

GENERAL INDEMNITY GROUP, LLC

By BOSTON OMAHA CORPORATION,
Its Managing Member

By: /s/ Alex B. Rozek
      Name: Alex B. Rozek
       Title: Co-Chief Executive Officer

By: /s/ Michael Scholl
Name: Michael Scholl

Exhibit A

GENERAL INDEMNITY, LLC

AGREEMENT REGARDING ASSIGNMENT OF INVENTIONS,
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

Name: Michael Scholl
Date: October 2, 2015

In consideration of my current and continued employment with General Indemnity Group, LLC (the "Company"), I hereby agree with the Company as follows:
SECTION 1. CONFIDENTIALITY.

I understand and agree that my performance of services for the Company (the "Services") creates a relationship of confidence and trust between me and the Company with respect to (i) all Proprietary Information (as defined in Section 7 herein) and (ii) Third Party Information (as defined in Section 7 herein).  The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this Agreement, collectively, as "Confidential Information."  At all times, both during my relationship with the Company and after its termination, I will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.  The restrictions set forth in this Section 1 will not apply to information that is generally known now or in the future to the public or in the trade, unless such knowledge results from an unauthorized disclosure by me, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision.
SECTION 2. MATERIALS.

All documents, records, apparatus, equipment, software, hardware, manuals, guides, lists, customer information, correspondence, data, reports and all other property, whether or not pertaining to Proprietary Information, which are furnished to me by the Company or are produced by me in connection with my relationship with the Company will be and remain the sole property of the Company.  I will return to the Company all such materials and property as and when requested by the Company.  In any event, I will return all such materials and property immediately upon termination of my relationship with the Company for any reason.  I will not take with me any such material or property or any copies thereof upon such termination.
SECTION 3. OWNERSHIP OF INVENTIONS.

I agree that all Inventions (as defined in Section 7 herein) that I conceive or develop, in whole or in part, either alone or jointly with others, during the term of my relationship with the Company that (a) relate to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, (b) result from tasks assigned to me by the Company, or (c) result from the use of the Company's

Proprietary Information, premises or property (the foregoing being hereinafter collectively referred to as "Company Inventions") will be the sole property of the Company.  The Company will be the sole owner of all patents, copyrights, trademarks, service marks, domain names, social media accounts and user names, and other proprietary rights in and with respect to such Company Inventions.  To the fullest extent permitted by law, such Company Inventions will be deemed works made for hire.  I hereby transfer and assign to the Company or its designee any proprietary rights that I may have or acquire in any such Company Inventions, and I waive any moral rights or other special rights that I may have or accrue therein.  I agree to promptly disclose to the Company, or any persons designated by it, all Company Inventions that are or may be subject to the provisions of this Section 3.  I agree to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver.  The provisions of this Section 3 will apply to all Company Inventions that are conceived or developed during the term of my relationship with the Company, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of my relationship with the Company, for which purpose it will be presumed that any Company Inventions conceived by me that are reduced to practice within one (1) year after termination of my relationship with the Company were conceived during the term of such service unless I am able to establish a later conception date by clear and convincing evidence.  The provisions of this Section 3 will not apply, however, to any Inventions that may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company, representing Inventions made by me prior to my relationship with the Company.
SECTION 4. OBTAINING AND ENFORCING PROPRIETARY RIGHTS.

I agree to assist the Company, at the Company's request from time to time and at the Company's expense, to obtain and enforce patents, copyrights, trademarks, service marks, or other proprietary rights with respect to Company Inventions in any and all countries.  I will execute all documents reasonably necessary or appropriate for this purpose.  This obligation will survive the termination of my relationship with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.  In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for me and on my behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.
SECTION 5. THIRD-PARTY AGREEMENTS AND RIGHTS.

I hereby confirm that I am not bound by the terms of any agreement with any previous employer or other party that restricts in any way my use or disclosure of information or my engagement in any business or conflict with the ownership rights in the Company Inventions conferred to the Company hereunder, except as may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company.  I have delivered to the Company true and complete copies of any agreements listed on said Schedule.  I represent to the Company that my execution of this Agreement, my relationship with the Company and the performance of my proposed duties for the Company will not violate any obligations I may have to any such previous employer or other party.  In my work for the Company, I will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and I will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

SECTION 6. NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.

6.1 Non-Competition.  During the term of my relationship with the Company and for a period of one (1) year thereafter (the "Restricted Period"), I will not, without the prior consent of the Company, directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in any state where the Company conducts business (a "Competitor") that markets or installs products or performs services that are competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during the term of my relationship with the Company.  Notwithstanding the foregoing, I understand that I may hold stock in a Competitor if the stock is publicly traded and the amount of stock I hold is less than one percent (1%) of the outstanding capital stock of the Competitor.

6.2 Non-Solicitation.  During the term of my relationship with Company and during the Restricted Period, I will refrain from directly or indirectly, whether as owner, partner, stockholder, consultant, manager, agent, employee, co-venturer or otherwise, (i) employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person who is or was at any time during the Restricted Period employed by, associated with or a consultant to the Company, to leave the employment or service of the Company and (ii) soliciting or encouraging, or attempting to solicit or encourage, any client, customer or supplier to terminate or otherwise modify adversely its business relationship with the Company or otherwise diverting or taking away from the Company any other party having material business relations with the Company.  I understand that the restrictions set forth in this Section 6 are intended to protect the Company's interest in its Proprietary Information and established customer relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose.

6.3 Non-Disparagement. I hereby agree that I shall not, during my employment with the Company and thereafter, make any false, disparaging or derogatory statements to any third party, including any media outlet, industry group, financial institution or current or former employee, consultant, client, supplier or customer of the Company, regarding the Company or any of its officers, directors or employees, or about the Company's business affairs and financial condition.

SECTION 7. DEFINITIONS.

7.1 Proprietary Information.  As used in this Agreement, "Proprietary Information" means information that the Company possesses or to which the Company has rights that has commercial value.  Proprietary Information includes, by way of example and without limitation, trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, source and object code, domain names, improvements, inventions, data, know-how, copyrightable materials, trademarks, service marks, domain names, web sites, social media accounts and user names, marketing plans and strategies, sales and financial reports and forecasts, price lists, pricing methodologies, cost data, contract information and customer lists.  Proprietary Information includes information developed by me to be used in the business of the Company during the course of my relationship with the Company or otherwise relating to Inventions that belong to the Company under Section 3 above, as well as other information to which I may have access in connection with my relationship with the Company.

7.2 Third Party Information.  As used in this Agreement, "Third Party Information" means confidential or proprietary information of third parties (i) that was received or may in the future be received either (x) by me in the course of my relationship with the Company or (y) by the Company and (ii) as to which, at the time of such receipt or at any time thereafter,  either the Company is or I am subject to a duty to maintain the confidentiality of such information or to use it only for certain limited purposes.

7.3 Inventions.  As used in this Agreement, "Inventions" means any and all inventions, developments, creative works and useful ideas of any kind or description whatsoever, whether or not patentable or copyrightable.  Inventions include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary Information.

7.4 Company.  For purposes of this Agreement, all references to the "Company" will be deemed to include the Company, its predecessors, successors, assigns and its direct or indirect subsidiaries and affiliates.

SECTION 8. GENERAL.

8.1 Injunction.  I agree that it would be difficult to measure any damages caused to the Company that might result from any breach by me of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, I agree that if I breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8.2 Successors and Assigns.  This Agreement will be binding upon me and my heirs, executors, administrators and legal representatives and will inure to the benefit of the Company, any subsidiary of the Company, and its and their respective successors and assigns.  I may not assign any of my rights, or delegate any of my obligations under this Agreement.

8.3 Enforceability.  If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the illegal or unenforceable provision shall be deemed reformed to the extent necessary to be legally enforceable and the remainder of this Agreement, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

8.4 Entire Agreement.  This Agreement constitutes the entire agreement between the Company and myself with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter.  This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

8.5 No Contract of Employment.  Nothing in this Agreement shall be construed as a contract of employment between myself and the Company or as a commitment on the part of the Company to retain me in any capacity for any period of time.

8.6 Notices.  Any notice or demand that, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, or other method of facsimile or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, at its main offices, or at any other address designated by the Company to me in writing; and if to me, at my mailing address as shown on the signature page hereof, or at any other address designated by me to the Company in writing.

8.7 Governing Law.  This Agreement shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflict of laws.  The parties hereto agree that the state or federal courts located within The Commonwealth of Massachusetts shall have exclusive jurisdiction over any dispute arising out of this Agreement and hereby agree to submit to personal jurisdiction of such courts.

[Signature Page Follows]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.  I HAVE HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF MY OWN CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

/s/ Michael Scholl
(signed)

Print Name: Michael Scholl

Address:

Accepted and Agreed to by:

GENERAL INDEMNITY GROUP, LLC

By BOSTON OMAHA CORPORATION,
Its Managing Member

By: /s/ Alex B. Rozek
Name:  Alex B. Rozek
Title:   Co-Chief Executive Officer

SCHEDULE OF PRIOR INVENTIONS

Name: Michael Scholl
Date: October 2, 2015

/s/ Michael Scholl
 (signed)

Print Name: Michael Scholl

Accepted and Agreed to by

GENERAL INDEMNITY GROUP, LLC

By BOSTON OMAHA CORPORATION,
Its Managing Member

By: /s/ Alex B. Rozek
Name:  Alex B. Rozek
Title:   Co-Chief Executive Officer

SCHEDULE OF THIRD‑PARTY AGREEMENTS

Name: Michael Scholl
Date: October 2, 2015

/s/ Michael Scholl
 (signed)

Print Name: Michael Scholl

Accepted and Agreed to by

GENERAL INDEMNITY GROUP, LLC

By BOSTON OMAHA CORPORATION,
Its Managing Member

By: /s/ Alex B. Rozek
Name:  Alex B. Rozek
Title:   Co-Chief Executive Officer